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FOR IMMEDIATE RELEASE

CONTACTS:     HERMANO ALBUQUERQUE, Chief Executive Officer
              Phone: 011-55-61-314-9904 E-mail:  hermano@tvfilme.com.br

              MORGEN-WALKE ASSOCIATES
              Andrea Kaimowitz/Katherine Mittelbusher
              Press:  Brian Maddox/Estelle Bieber
              Phone:  (212) 850-5600 E-mail:  andrea@morgenwalke.com

      TV FILME, INC. ANNOUNCES TENDER OFFER FOR 12-7/8% SENIOR NOTES DUE 2004 AND FAILURE TO MEET NASDAQ MAINTENANCE STANDARDS

BRASILIA, BRAZIL (November 25, 1998) - TV Filme, Inc. (Nasdaq: "PYTV") today announced its intention to purchase all of its 12-7/8% Senior Notes due 2004 (the "Notes") in a tender offer and to seek the amendment of certain of the covenants and certain other provisions in the indenture relating to the Notes (the "Indenture") through a solicitation of consents from record holders.

The total consideration to be paid in respect of validly tendered Notes and validly delivered consents will be $150 per $1,000 principal amount of Notes. Of the total consideration to be paid, $140 per $1,000 principal amount of Notes will be paid in respect of validly tendered Notes and $10 per $1,000 principal amount of Notes will be paid in respect of validly delivered consents.

The Company is soliciting the consents to amend the Indenture to eliminate substantially all of the restrictive and financial covenants contained in the Indenture and to waive non-payment of interest on the tendered Notes from December 15, 1998 to the date of repurchase. Holders who tender their Notes will be required to consent to the proposed amendments. Holders may not consent to the proposed amendments without tendering their Notes.

The tender offer will expire at 12:00 midnight, New York City time, on December 23, 1998, unless extended. Tendered Notes may be withdrawn and consents may be revoked at any time prior to 12:00 midnight, New York City time, on December 23, 1998. The information agent for the tender offer and consent solicitation is MacKenzie Partners, Inc., reachable by phone at (212) 929-5500 -- Collect; or
(800) 322-2885 -- Toll Free.

Consummation of the tender offer and consent solicitation are conditioned upon a number of conditions, including the valid tender of at least $120,000,000 principal amount of Notes.

TV Filme, Inc. today also announced that as a result of TV Filme, Inc.'s inability to meet the Nasdaq maintenance standards, The Nasdaq National Market advised the Company of its intention to delist the Company's common stock. On October 6, 1998, the Company requested an oral hearing regarding the Nasdaq staff's determination, which hearing has been scheduled for December 3, 1998. Pending the outcome of the hearing, TV Filme, Inc.'s common stock will continue to be listed on Nasdaq.

Headquartered in Brasilia, Brazil, TV Filme, Inc. is a leading provider of subscription television services in mid-sized markets in Brazil. TV Filme, Inc. has established wireless cable operating systems in the cities of Brasilia, Goiania and Belem, which together comprise over 1.3 million households. The Company has also been awarded licenses for an additional six markets in Brazil representing approximately 440,000 households.

The matters discussed in this release include forward-looking statements that involve risks and uncertainties, including the risks detailed from time to time in the TV Filme Inc.'s reports filed with the Securities and Exchange Commission. TV Filme, Inc. undertakes no duty to update such forward-looking statements.